Exhibit 23.3

UEN: T12LL1223B GST Reg No : M90367663E

Tel: (65) 6227 5428

10 Anson Road #20-16 International Plaza Singapore 079903

Website: www.allianceaudit.com

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of MarsProtocol Inc. on Form F-4 of our report dated March 31, 2023, relating to the consolidated financial statements of Mega Matrix Corp. (the “Company”) as of December 31, 2022 and 2021 (Successor Company) and September 30, 2021 (Predecessor Company), and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2022, for the three months ended December 31, 2021 (Successor Company), and for the nine months ended September 30, 2021 (Predecessor Company), appearing in the Company’s Annual Report on Form 10-K for year ended December 31, 2022.

Our report includes an explanatory paragraph that states that the Company filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on March 29, 2021. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on September 30, 2021. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of September 30, 2021. Accordingly, the Company’s consolidated financial statements prior to September 30, 2021 are not comparable to its consolidated financial statements for period after September 30, 2021.

We also consent to the reference to us under the caption “Experts” in such Prospectus/Proxy Statement.

/s/ Audit Alliance LLP

Singapore

April 20, 2023